WASHINGTON MUTUAL INVESTORS FUND, INC.
                                      and
                    CAPITAL RESEARCH AND MANAGEMENT COMPANY
                         INVESTMENT ADVISORY AGREEMENT
 AGREEMENT, made this 1st day of November, 1990, between Washington Mutual Investors Fund, Inc. (the "Fund"), and Capital Research and Management Company ("CRMC" or the "Investment Adviser").
 WHEREAS, the Fund is a registered investment company under the Investment Company Act of 1940, (the "1940 Act"); and
 WHEREAS, the Fund's investment policies provide that it may acquire, hold, sell and otherwise deal with common stocks or securities convertible into common stocks ("securities"), provided that all said securities are legal for trust fund investment in the District of Columbia and that the policy of the Fund shall be to keep and maintain its capital funds and assets fully invested in such securities, with such minimum cash balances as may from time to time be required, but in no event to exceed 5% of total capital assets, with limited specified exceptions; and
 WHEREAS, the By-Laws of the Fund provide for the creation of an Advisory Board whose function is to counsel and consult with the Board of Directors with respect to the number of issues to be held in the portfolio and the industrial diversification policies to be adopted and pursued; and
 WHEREAS, CRMC is a registered investment adviser under the Investment Advisers Act of 1940; and
 WHEREAS, CRMC has served as the investment adviser of the Fund since its inception; and
 WHEREAS, the Fund and CRMC desire to renew, restate and reformalize their relationship as a registered investment company and investment adviser pursuant to Section 15 of the 1940 Act;
 NOW, THEREFORE, for good and valuable consideration, the receipt whereof is hereby acknowledged, and the mutual performance of the undertakings herein, it is agreed by and between the parties hereto, as follows:
 1. The Fund has heretofore, or will promptly, and from time to time furnish to CRMC, the following:
  (a) Articles of Incorporation (Articles).
  (b) By-Laws.
  (c) Minutes of all shareholders meetings.
  (d) Minutes of all Board of Directors meetings.
  (e) Minutes of all Advisory Board meetings.
  (f) Investment Criteria adopted by the Board of Directors.
  (g) The Eligible List of securities established by the Board of
Directors.
  (h) Registration Statements filed under the Securities Act of       1933, and
the 1940 Act.
  (i) All periodic reports filed with the Securities and Exchange
Commission.
  (j) All amendments, subsidiary documents, interpretations,
additions or deletions relating to any of the documents       described in this
paragraph.
 Until notification and delivery of any of the foregoing by the Fund to CRMC, it may rely upon the documents theretofore furnished.
 2. CRMC shall assume and continue its role as Investment Adviser to the Fund pursuant to Section 15 of the 1940 Act and shall:
  (a) Furnish to the Fund a continuous investment program consistent with the provisions of its Articles, By-Laws, and direction of its officers.
  (b) Until otherwise directed in writing, select the Fund's   investments from
the Eligible List established by the Board of   Directors, as amended from time
to time.
  (c) Monitor the securities owned or selected for purchase by the Fund for continued compliance with the requirements of the Fund's Investment Criteria.
  (d) Submit recommendations to the Board of Directors for additions to and/or deletions from the Eligible List. Securities recommended for addition shall in the opinion of the Investment Adviser comply with the Investment Criteria. Securities which are recommended for deletion may include securities which in the opinion of the Investment Adviser do not so comply.
  (e) Subject to the foregoing provisions of this paragraph and any specific instructions of the Board of Directors or officers of the Fund, the Investment Adviser will determine from time to time which securities shall be purchased or sold by the Fund and the portion of its funds not to be invested, consistent with the provisions of the Articles and investment policies of the Fund.
  (f) Prepare and promptly submit to the Fund calculations of the net asset value of the portfolio and income accruals of the Fund at the close of trading of the New York Stock Exchange, on each day when said exchange is open for business. The Fund shall furnish to CRMC all information not otherwise reasonably available to CRMC necessary for making such calculations.
  (g) Prepare and submit to the Fund all data on the performance of its duties as Investment Adviser for required filings with governmental agencies or for the preparation of reports to the shareholders.
  (h) Furnish from time to time such other appropriate information as may be reasonably requested by the Fund.
 3. The Fund shall pay CRMC on or before the tenth (10th) day of each month, as compensation for the services and activities rendered during the preceding month, an amount to be computed by applying to the daily net assets 1/365th of the applicable annual rates set forth below:
  0.25% of the first $125 million of such net assets
  0.225% of the next $2,875 million of such net assets
  0.21% of the portion of such net assets in excess of $3 billion
For the purposes hereof, the daily net assets of the Fund shall be determined in accordance with the method set forth in the currently effective Prospectus of the Fund.
 4. CRMC shall incur no liability under this agreement for any instructions, action or failure to act, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this agreement.
 5. CRMC shall, unless the Board of Directors of the Fund otherwise direct, place all purchase and sale orders for securities of the Fund in its sole discretion as to the firm, individual or agency executing same. CRMC shall not deal with itself with respect to such orders nor shall it permit its officers and directors to take a short position in shares of the Fund nor shall it or its officers or directors purchase directly or indirectly shares of the Fund except for investment.
 6. All assets of the Fund are held by The Riggs National Bank of Washington, D.C., or another custodian qualified under the 1940 Act, under the terms of a custodian contract which provides that the custodian is to make deliveries of and receive payment for the account of the Fund for securities sold and is to accept deliveries and make payment for securities purchased as, from time to time, directed in writing by the Fund.
 7. This agreement shall continue in effect until the close of business August 31, 1992. It may thereafter be renewed from year to year by mutual consent, provided that its continuance is specifically approved, at least annually (a) by the Board of Directors of the Fund, or by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, and (b) by a majority of the Directors who are not parties to the agreement nor interested parties (as that term is defined in the 1940 Act) of any such party, by vote cast in person at a meeting called for the purpose of voting on such continuance.
 8. This agreement may be terminated at any time, without penalty, by said Board of Directors or a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund, on sixty (60) days' written notice to CRMC, or by CRMC on like notice to the Fund. This agreement shall automatically terminate, without penalty, in the event of its assignment (as defined in the 1940 Act).
 9. This agreement may be amended, supplemented or extended by the parties hereto.
     10. This agreement shall supersede and replace the agreement dated August 21, 1974.
 IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate original by their officers thereunto duly authorized as of the day and year first written above.
ATTEST:             WASHINGTON MUTUAL INVESTORS FUND, INC.
/s/ Howard L. Kitzmiller     By   /s/ Stephen Hartwell
Vice President and Secretary     Chairman of the Board
ATTEST:               CAPITAL RESEARCH AND MANAGEMENT COMPANY
/s/ W. J. O'Brien       By   /s/ James Ratzlaff
Assistant Vice President          Vice Chairman of the Board
                    RENEWAL OF INVESTMENT ADVISORY AGREEMENT
  THIS AGREEMENT, made this 20th day of June, 1996, between Washington Mutual Investors Fund, Inc., a Maryland corporation (the "Fund"), and Capital Research and Management Company, a Delaware corporation (the "Investment Adviser").
                              W I T N E S S E T H:
 WHEREAS, there is now in effect an Investment Advisory Agreement dated November 1, 1990, between the Fund and the Investment Adviser, providing for research and portfolio management services to be furnished to the Fund by the Investment Adviser on certain terms and conditions and subject to certain provisions set forth therein; and
 WHEREAS, said Agreement was last approved by the vote of the holders of a majority of the outstanding shares of capital stock of the Fund at the Meeting of Shareholders held October 4, 1990, and said Agreement provides for year to year renewals by mutual consent, upon certain specified conditions, and the last renewal of said Agreement was approved by the Board of Directors of the Fund on June 20, 1996; and
 WHEREAS, the Fund and the Investment Adviser wish to renew said Agreement for a one-year period and such renewal has been approved as required by the terms of the Agreement;
 NOW, THEREFORE, the parties agree as follows:
 1. The Investment Advisory Agreement dated November 1, 1990 is hereby renewed for the one-year period beginning September 1, 1996 and ending at the close of business on August 31, 1997.
 2. The first sentence of paragraph 3 of the Investment Advisory Agreement, as amended June 22, 1993 is further amended, effective June 22, 1996, to read as follows:
  "The Fund shall pay to CRMC on or before the tenth (10th) day of each month, as compensation for the services and activities rendered during the preceding month, an amount to be computed by applying to the daily net assets 1/365th of the applicable annual rate set forth below:
  0.25% of the first $3 billion of such net assets
  0.21% of the next $5 billion of such net assets
  0.20% of the next $13 billion of such net assets
  0.195% of the portion of such net assets in excess of $21 billion."
 3. In all other respects said Investment Advisory Agreement is reaffirmed and shall continue in effect for the period provided by such Agreement as renewed by this Agreement.
 4. This Agreement shall be executed in several counterparts, each of which shall be original.
 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their corporate names by their duly authorized officers as of the day and year first above written.
WASHINGTON MUTUAL INVESTORS FUND, INC. CAPITAL RESEARCH AND MANAGEMENT COMPANY

By /s/ Stephen Hartwell     By       /s/ James F. Rothenberg
 Chairman of the Board      President
By /s/ Howard L. Kitzmiller    By       /s/ Larry Clemmenson
 Senior Vice President and Secretary    Senior Vice President
                     WASHINGTON MUTUAL INVESTORS FUND, INC.
                                      and
                       WASHINGTON MANAGEMENT CORPORATION
                         BUSINESS MANAGEMENT AGREEMENT
 AGREEMENT, dated and effective as of 1st day of November, 1990, by and between Washington Mutual Investors Fund, Inc. (the "Fund"), and Washington Management Corporation (the "Corporation").
 WHEREAS, the Fund is a registered investment company under the Investment Company Act of 1940 (the "1940 Act"); and
 WHEREAS, the Corporation is ready, willing and able to act as business manager of the Fund;
 NOW, THEREFORE, for good and valuable consideration, the receipt whereof is hereby acknowledged, and the mutual performance of the undertakings herein, it is agreed by and between the parties hereto as follows:
 1.  The Corporation, as business manager for the Fund, will:
 (a) Furnish the Fund the services of persons to perform the executive, administrative and clerical services in the management and conduct of the corporate business and affairs of the Fund. The Corporation shall pay the compensation and travel expenses of all such persons, as they shall serve without additional compensation from the Fund. The Corporation shall also, at its expense, provide suitable office space (which may be in the office of the Corporation) and utilities; all necessary office equipment; and general purpose accounting forms, supplies, and postage used at the office of the Fund. (Special services, if any, rendered to individual shareholders or groups of shareholders shall not be included in the services to be rendered by the Corporation pursuant to this paragraph, but it shall be reimbursed for the actual cost of such services pursuant to the provisions of section (b) below.)
 (b) The Fund shall pay all its expenses not assumed by the Corporation as provided herein. Such expenses shall include, but shall not be limited to, custodian, stock transfer and dividend disbursing agency fees and expenses; costs of the designing, printing, and mailing of reports, prospectuses, proxy statements, and notices to its shareholders; expenses of shareholders' meetings; taxes; insurance; expenses of the issuance, sale (including stock certificates, registration and qualification expenses), or repurchase of shares of the Fund; legal and auditing expenses; expenses pursuant to the Fund's Plan of Distribution; fees and expense reimbursements paid to directors and Advisory Board members; association dues; and costs of stationery and forms prepared exclusively for the Fund.
 2. The Fund shall pay to the Corporation on or before the tenth (10th) day of each month, as compensation for the services and activities set forth in paragraph 1, rendered by the Corporation during the preceding month, an amount to be computed by applying to the daily net assets 1/365th of the applicable annual rates set forth below:
  0.25% of the first $125 million of such net assets
  0.175% of the next $2,875 million of such net assets
 0.15% of the portion of such net assets in excess of $3 billion
For the purposes hereof, the daily net assets of the Fund shall be determined in accordance with the method set forth in the currently effective Prospectus of the Fund.
 Upon any termination of this agreement on a day other than the last day of the month the fee for the period from the beginning of the month in which termination occurs to the date of termination shall be prorated according to the proportion which such period bears to the full month.
 3. The right of the Corporation to receive such compensation, and the obligation of the Fund to pay the same, shall be subject to the following conditions: All expenses of every sort and kind involved in the operation of the Fund shall in no event exceed in any fiscal year 1% of the average net assets of the Fund as annually determined. If all expenses (including compensation to the Corporation) shall in any year exceed 1% of the average net assets, then, to the extent of any excess, the compensation to the Corporation shall be reduced or eliminated (as the case may be), notwithstanding which the Corporation will fully and faithfully perform all services required under the terms hereof. The Board of Directors of the Fund may in its discretion either withhold a portion of the compensation owed for services if it shall appear to the Board that the total compensation for the year will be subject to year-end diminution, or recoup any excess compensation at year end.
 4. Nothing contained in this agreement shall be construed to prohibit the Corporation from performing investment advisory, business management, or distribution services for other investment companies and other persons or companies, nor to prohibit affiliates of the Corporation from engaging in such businesses or in other related or unrelated businesses. The Corporation shall have no liability to the Fund, or its shareholders or creditors, for any error of judgment, mistake of law, or for any loss arising out of any investment, or for any other act or omission in the performance of its obligations to the Fund not involving willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties hereunder.
 5. This agreement shall continue in effect until the close of business on August 31, 1992. It may thereafter be renewed from year to year by mutual consent, provided that such renewal shall be specifically approved at least annually (a) by the Directors of the Fund, or by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, and (b) by a majority of the Directors who are not parties to the agreement nor interested persons (as that term is defined in the 1940 Act) of any such party, by vote cast in person at a meeting called for the purpose of voting on such continuance.
 6. This agreement may be terminated at any time, without payment of any penalty, by the Board of Directors or by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, on sixty (60) days' written notice to the Corporation, or by the Corporation on like notice to the Fund. This agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act).
 7. This agreement may be amended, supplemented, or extended by the parties hereto at any time.
 IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate original by their officers thereunto duly authorized as of the day and year first written above.
ATTEST:             WASHINGTON MUTUAL INVESTORS FUND, INC.
/s/Howard L. Kitzmiller  By    /s/ Harry J. Lister
 Vice President and Secretary                                       President
ATTEST:     WASHINGTON MANAGEMENT CORPORATION
/s/Lois A. Erhard    By /s/ Stephen Hartwell
         Vice President                         Chairman of the Board
RENEWAL OF BUSINESS MANAGEMENT AGREEMENT
  THIS AGREEMENT, made this 20th day of June, 1996, between Washington Mutual Investors Fund, Inc., a Maryland corporation (hereinafter called the "Fund"), and Washington Management Corporation, a Delaware corporation (hereinafter called the "Business Manager").
                              W I T N E S S E T H:
 WHEREAS, there is now in effect a Business Management Agreement dated November 1, 1990, between the Fund and the Business Manager, providing for management services in the conduct of the business and affairs of the Fund to be furnished to the Fund by the Business Manager on certain terms and conditions and subject to certain provisions set forth therein; and
 WHEREAS, said Agreement was last approved by the vote of the holders of a majority of the outstanding shares of capital stock of the Fund at the Annual Meeting of Shareholders held October 4, 1990, and said Agreement provides for year to year renewals by mutual consent, upon certain specified conditions, and the last renewal of said Agreement was approved by the Board of Directors of the Fund on June 20, 1996; and
 WHEREAS, the Fund and the Business Manager wish to renew said Agreement for a one-year period and such renewal has been approved as required by the terms of the Agreement;
 NOW, THEREFORE, the parties agree as follows:
 1. The Business Management Agreement dated November 1, 1990 is hereby renewed for the one-year period beginning September 1, 1996 and ending at the close of business on August 31, 1997.
 2. The first sentence of paragraph 2 of the Business Management Agreement, as
amended effective   June 22, 1996, shall read as follows:
 "The Fund shall pay to the Corporation on or before the tenth (10th) day of each month, as compensation for the services and activities set forth in
paragraph 1, rendered by the Corporation   during the preceding month, an
amount to be computed by applying to the daily net assets 1/365th of the applicable annual rate set forth below:
  0.175% of the first $3 billion of such net assets
  0.15% of the next $2 billion of such net assets
  0.135% of the next $3 billion of such net assets
  0.12% of the next $4 billion of such net assets
  0.095% of the next $9 billion of such net assets
  0.075% of the portion of such net assets in excess of $21 billion."
 3. In all other respects said Business Management Agreement is reaffirmed and shall continue in effect for the period provided by such Agreement as renewed by this Agreement.
 4. This Agreement shall be executed in several counterparts, each of which shall be original.
 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their corporate names by their duly authorized officers as of the day and year first above written.
WASHINGTON MUTUAL INVESTORS FUND, INC.    WASHINGTON MANAGEMENT CORPORATION
By /s/ Stephen Hartwell      By   /s/ Harry J. Lister
By /s/ Howard L. Kitzmiller     By  /s/ Ralph S. Richard